TERMINATION AND SETTLEMENT AGREEMENT

THIS AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into on the 23rd day of April 2010, effective as of April 1, 2010 (the “Effective Date”), by and between NACEL ENERGY CORPORATION (the “Company”) and RENERGIX WIND LLC  (hereinafter referred to as “Manager”)(collectively, the Company and Manager are referred to as the “Parties”).

Recitals:

A.           On February 1, 2009, the Parties entered into a Joint Development Agreement, effective as of January 1, 2009, whereby the Manager provided various services related to, among other things, the project development and management of the Company’s wind power facility development opportunities (the “Services”) and, in exchange for such Services, received monthly fee compensation, milestone compensation and success fees, subject to the terms and provisions set forth in said Joint Development Agreement;

B.           On or about November 23, 2009, the Parties entered into a Modification Agreement (the “Amendment”) which, among other things, modified and amended monthly fee compensation payable to the Manager under the terms of the Joint Development Agreement and continued the Joint Development Agreement until March 31, 2010; and

C.           The Company terminates the Joint Development Agreement on a not “For Cause” basis as defined under the Joint Development Agreement and resolves payment of outstanding monthly compensation and other matters, all in accordance with the terms and provisions as set forth in this Agreement.

THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by Company and Manager, and intending to be legally bound, the Company and the Manager agree as follows:

1.           Termination of Joint Development Agreement.  The Parties hereto covenant and agree that, as of the Effective Date of this Agreement, the terms and provisions of the Joint Development Agreement are terminated and are without further force and effect, except for the survival of terms and provisions which survive as a result of the termination being on a not “For Cause” basis as set forth in the Joint Development Agreement. The Company hereto agrees that the termination of the Joint Development Agreement is on a not “For Cause” basis in accordance with paragraph 14(b) of the Joint Development Agreement, whereby certain identified terms of the Joint Development Agreement expressly survive such termination by the Company including, but not limited to, the Manager’s right to receive Milestone Payments and Success Fees as provided in paragraph 14(b) of the Joint Development Agreement.

2.           Settlement of Monthly Compensation Due and Payable.

(a)           As of the Effective Date of this Agreement, the Company and the Manager covenant and agree that the Manager is due and owed, and shall be paid, the following amounts:

 (i)           An aggregate total of $90,047.25 in accrued and deferred compensation payments arising during the period from October 1, 2009 through March 31, 2010 in accordance with the terms of the Amendment; and

 (ii)           The sum of $10,500.00, representing the difference between the $17,500 due Manager for the month of March, 2010 pursuant to the Amendment less the $7,000 actually paid by the Company to Manager.

(b)           With respect to the $90,047.25 due and owing pursuant to Section 2(a)(i) above, the Manager agrees to accept issuance to it by the Company of 300,158 shares of the Company’s common stock in full and complete settlement and satisfaction of said amount.  The Manager shall notify the Company of the name of the person(s) who shall be entitled to receive the shares to be issued pursuant to this Section 2(b) and the number of shares to be received by each designated person.  In connection with the issuance of the subject shares, Manager agrees to execute and deliver to the Company an investment letter in form and substance as shall be mutually satisfactory to the Company and the Manager. The Company shall issue and deliver the subject shares to the Manager and/or person(s) designated by the Manager within 15 days of its receipt of the investment letter from the Manager and/or person(s) designated by the Manager to receive shares issued pursuant to this Section 2(b).

(c)           With respect to the $10,500 due and owing pursuant to Section 2(a)(ii) above, the Company agrees to pay the Manager said amount in cash within three (3) business days after receipt of the first refund from Xcel or SPP, which refunds have been requested by the Company.  The Company shall notify and confirm to the Manager of the receipt by the Company of the Xcel or SPP refunds within one business day of either refund being deposited in the Company’s bank account.

3.           Mutual Release.  The Company and Manager each release and fully discharge the other from any and all claims, demands, actions, causes of action, claims for relief, and all liability for legal and equitable relief whatsoever and other claims of every kind or nature whatsoever, both in law or in equity, known or unknown, which either party now has or ever had against the other party arising out of, or related to, any and all services provided and performed under the terms of, or other obligations arising from the terms of the Joint Development Agreement, except that the foregoing release shall not apply to any rights, claims, benefits, obligations or other limitations granted or afforded the Parties under the terms of this Agreement.

               4.           General Provisions.  The terms of this Agreement are subject to the following provisions:

(a)           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by both parties.

(b)           No Admission by the Company.  This Agreement shall not be in construed or interpreted as an admission by the Company that it has acted wrongfully with respect to the Manager or any other person, or that the Manger has any rights whatsoever against the Company except as otherwise set forth herein.

(c)           No Admission by the Manager.  This Agreement shall not be in construed or interpreted as an admission by the Manager that it has acted wrongfully with respect to the Company or any other person, or that the Company has any rights whatsoever against the Manager except as otherwise set forth herein.

(d)           Voluntary Act.  The Manager and the Company represent that each fully understands its right to review all aspects of this Agreement with an attorney of its choice, that it has had an opportunity to consult with an attorney of its choice, that it has carefully read and fully understands all the provisions of this Agreement and that it is freely, knowingly and voluntarily entering into this Agreement.

(e)           The Manager’s use of Company’s e-mail Addresses.  The Company shall immediately delete or terminate the Manager’s e-mail addresses as used for and on behalf of the Company. In particular, the Company shall immediately delete or terminate the Nacel Energy’s e-mail addresses for both Nedal Deeb and John Koziol.

(f)           Disputes; Binding Arbitration.  The parties agree that any disputes or questions arising hereunder, including the construction or application of this Agreement shall be submitted to mediation between the Company and Manager. Any mediation settlement by the parties shall be documented in writing. If such mediation settlement modifies language of this Agreement, the modification shall be put in writing, signed by both parties and added to this Agreement. If mediation between the parties does not result in mutual settlement within 90 days after submission to mediation, then the Parties agree submit the dispute to binding arbitration, subject to the guidelines of the American Arbitration Association.  Both parties agree to be bound by the decision of such arbitration.  The obligation to submit to binding arbitration shall not prevent either party from seeking a court order or an injunction enforcing the terms of this Agreement.  The prevailing party shall be awarded recovery any payment by the other party of the prevailing party’s costs and expenses including reasonable attorney’s fees.

(g)           Applicable Law.  This Agreement shall be construed and governed by the laws of the State of Arizona.

(h)           Severability of Terms.  The provisions of this Agreement are severable. If any term or provision of this Agreement hereto shall be deemed void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

(i)           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

(j)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

(k)           Execution by Facsimile.  Execution by facsimile signature of any party to this Agreement is authorized and shall be binding upon the parties hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

COMPANY:

NACEL ENERGY CORPORATION

By	/s/ Mark Schaftlein
	Its	President
Date: April 23, 2010

MANAGER:

RENERGIX WIND LLC

By	/s/ Nedal Deeb
	Its	Principal
Date: April 23, 2010